UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 13, 2022

SAVARA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6836 Bee Cave Road, Building III, Suite 201

Austin, TX 78746

(Address of principal executive offices, including zip code)

(512) 614-1848

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SVRA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Matthew Pauls Employment Agreement

On December 13, 2022 (the “Effective Date”), Savara Inc. (“Savara”) and Matthew Pauls, Chair and CEO, entered into an amended and restated employment agreement (the “Pauls Amended Employment Agreement”). Under the terms of the Pauls Amended Employment Agreement, Mr. Pauls will receive an annual base salary of $595,000 and will be eligible to receive an annual performance-based bonus of up to 50% of his base salary, subject to achieving performance objectives established by the Board. Mr. Pauls is entitled to severance benefits in the event (i) Savara terminates his employment without “cause” (as defined in the Pauls Amended Employment Agreement); (ii) he resigns from such employment for “good reason” (as defined in the Pauls Amended Employment Agreement); or (iii) his employment terminates due to his death or disability. The foregoing description of the Pauls Amended Employment Agreement is qualified in its entirety by reference to the full text of the Pauls Amended Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Dave Lowrance Promotion and Employment Agreement

On the Effective Date, the Board of Directors (the “Board”) of Savara appointed Dave Lowrance, who has served as Savara’s Chief Financial Officer since November 2016, as Chief Financial and Administrative Officer of Savara. In connection with the appointment, Savara and Mr. Lowrance entered into an amended and restated employment agreement on the Effective Date (the “Lowrance Amended Employment Agreement”). Under the terms of the Lowrance Amended Employment Agreement, Mr. Lowrance will receive an annual base salary of $437,561 and will be eligible to receive an annual performance-based bonus of up to 40% of his base salary, subject to achieving performance objectives established by the CEO and the Board. Mr. Lowrance is entitled to severance benefits in the event (i) Savara terminates his employment without “cause” (as defined in the Lowrance Amended Employment Agreement); (ii) he resigns from such employment for “good reason” (as defined in the Lowrance Amended Employment Agreement); or (iii) his employment terminates due to his death or disability. The foregoing description of the Lowrance Amended Employment Agreement is qualified in its entirety by reference to the full text of the Lowrance Amended Employment Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

2023 Executive Bonus Targets

On the Effective Date, upon the recommendation of the Compensation Committee of the Board of Savara, the Board approved the target bonus amounts for Savara’s executive officers for the year ended December 31, 2023. The approved target bonus amounts for each of the Company’s executive officers for the year ended December 31, 2023 are as follows:

Executive Officer	Title	Target Bonus	% of Base Salary
Matthew Pauls	Chief Executive Officer	$297,500	50%
Ray Pratt	Chief Medical Officer	$188,000	40%
Dave Lowrance	Chief Financial & Administrative Officer	$175,024	40%

Actual bonus amounts paid to the executive officers may be more or less than the target bonus amounts. The total bonus payment amounts will be based on the achievement of certain performance goals, and the Board has the discretion to award bonus amounts that differ for attainment of performance goals that fall above or below such goals. For Mr. Pauls, the achievement of corporate performance measures will represent 100% of his target bonus award. For each of Dr. Pratt and Mr. Lowrance, the achievement of corporate performance measures will represent 75% of the target bonus award and individual performance measures will represent 25% of the target bonus award.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Executive Employment Agreement, dated December 13, 2022, between Savara Inc. and Matthew Pauls

10.2	Amended and Restated Executive Employment Agreement, dated December 13, 2022, between Savara Inc. and David Lowrance

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2022		SAVARA INC. a Delaware corporation

	By:	/s/ Dave Lowrance
Dave Lowrance
Chief Financial & Administrative Officer